UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 15, 2014

Digerati Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-15687	74-2849995
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12603 Southwest Freeway, Suite 170
Stafford, Texas  77477

3463 Magic Drive, Suite 259
San Antonio, Texas  78229
 (Addresses of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:
(210) 614-7240

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1— Registrant’s Business and Operations

Item 1.03 Bankruptcy or Receivership.

On January 15, 2014 the Bankruptcy Court entered an Order Approving Compromise and Settlement on the Debtor’s and Parties’ Emergency Motion to Approve Compromise of Controversy Under Bankruptcy Rule 9019 (the “Settlement Order”).  The Settlement Order approved a Bankruptcy Settlement Agreement which resolves current and prospective claims between numerous parties (the “Parties”) involved in a transaction in November 2012 whereby Digerati Technologies, Inc. (the “Company”) acquired two oilfield services companies operating in the Bakken region of North Dakota and Montana (“Settlement Agreement”).

Pursuant to the Bankruptcy Court’s Settlement Order, the Parties to the Settlement Agreement agree that Arthur L. Smith is the current Director, Chairman, Chief Executive Officer, President, and Secretary of Digerati Technologies, Inc. and Antonio Estrada is the current Chief Financial Officer and Treasurer of the Company.   Mr. Robert C. Rhodes, as a party to the Settlement Agreement, agrees that he is not the current CEO, President, or director of the Company nor does he hold any positions within Digerati Technologies, Inc.  Mr. William E. McIlwain, as a party to the Settlement Agreement, agrees that he is not a current director on the board of directors of Digerati Technologies, Inc.  Mr. Robert L. Sonfield, Jr., as a party to the Settlement Agreement, agrees that he is not currently legal counsel for Digerati Technologies, Inc.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Bankruptcy Court Order Approving Compromise and Settlement dated January 15, 2014

99.1	Press release dated January 23, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digerati Technologies, Inc.

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	Chief Executive Officer

Dated: January 23, 2014

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1	Bankruptcy Court Order Approving Compromise and Settlement dated January 15, 2014

99.1	Press release dated January 23, 2014